Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)

Registration Statement (Form S-8 No. 333-120012) pertaining to the Build-A-Bear Workshop, Inc. 2000 Stock Option Plan, 2002 Stock Incentive Plan, 2004 Stock Incentive Plan and 2004 Associate Stock Purchase Plan;

(2)	Registration Statement (Form S-8 No. 333-159313) pertaining to the Build-A-Bear Workshop, Inc. Second Amended and Restated 2004 Stock Incentive Plan; and
(3)	Registration Statement (Form S-8 No. 333-195925) pertaining to the Build-A-Bear Workshop, Inc. Third Amended and Restated 2004 Stock Incentive Plan;
(4)	Registration Statement (Form S-8 No. 333-218034) pertaining to the Build-A-Bear Workshop, Inc. 2017 Omnibus Incentive Plan;

of our reports dated April 18, 2019, with respect to the consolidated balance sheets of Build-A-Bear Workshop, Inc. and Subsidiaries (collectively, the Company) as of February 2, 2019 and December 30, 2017, the related consolidated statements of operations and comprehensive income (loss), cash flows, and stockholders’ equity for the year ended February 2, 2019 and the year ended December 30, 2017 and the consolidated statements of operations and comprehensive income (loss), cash flows and stockholders’ equity for the five week transition period ended February 3, 2018, and schedule of Build-A-Bear Workshop, Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of Build-A-Bear Workshop, Inc. and Subsidiaries, included in this Annual Report (Form 10-K) of Build-A-Bear Workshop, Inc. and Subsidiaries for the year-ended February 2, 2019.

/s/ Ernst & Young LLP
St. Louis, Missouri
April 18, 2019